UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 21, 2016

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	80-0873306
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 21, 2016, Genworth Financial, Inc. (the “Company”), Asia Pacific Global Capital Co., Ltd., a limited liability company incorporated in the People’s Republic of China (the “PRC”) (“Parent”), and Asia Pacific Global Capital USA Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which the Company will be acquired by Parent through a merger effected under Delaware law. The merger agreement provides that, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company (the “Merger”). As a result of the Merger, Merger Sub will cease to exist and the Company will survive as an indirect, wholly owned subsidiary of Parent. Parent is a newly formed subsidiary of China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, “China Oceanwide”). China Oceanwide is a privately held international financial holding group headquartered in the PRC.

Pursuant to the merger agreement, upon the consummation of the Merger (the “Effective Time”), (i) each share of the Class A common stock, par value 0.001 per share, of the Company (collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent and, in each case, not owned on behalf of third parties, and other than Shares owned by dissenting stockholders who timely and properly demand appraisal under Delaware law and who do not withdraw such demand) will be converted into the right to receive $5.43 in cash (the “Per Share Merger Consideration”), (ii) each option to purchase Shares (a “Company Option”) and each Company stock appreciation right (a “Company SAR”) that is outstanding as of the Effective Time will be canceled and converted into the right to receive a cash payment equal to the product of (x) the number of Shares underlying such Company Option or Company SAR and (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Company Option or Company SAR, payable in a lump sum as soon as reasonably practicable after the Effective Time, (iii) each restricted stock unit (a “Company RSU”) that is outstanding as of the Effective Time will be cancelled and converted into the right to receive a cash payment equal to the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by the Per Share Merger Consideration, which amount will vest and become payable at the time or times provided by and subject to the terms applicable to such Company RSU, (iv) each Company RSU subject to performance vesting conditions (each, a “Company PSU”) that is outstanding as of the Effective Time will be cancelled and converted into the right to receive a cash payment equal to the number of Shares subject to such Company PSU immediately prior to the Effective Time multiplied by the Per Share Merger Consideration, which amount will vest and become payable (x) in the case of the Company PSUs granted during 2015, at the Effective Time based on target performance, and (y) in the case of Company PSUs granted during or after 2016, at such times as provided by and subject to the terms of such Company PSUs (based, in the case of Company PSUs granted during 2016 but prior to the date of the merger agreement, on the higher of target and actual performance measured as of the Effective Time) and subject to proration for the portion of the performance period elapsed through the vesting date of such Company PSU, in each case, less any required withholding taxes and without interest.

Concurrently with the execution of the merger agreement, and as a condition to the Company’s willingness to enter into the merger agreement, each of China Oceanwide Holdings Group Co., Ltd., Oceanwide Capital Investment Management Group Co. Ltd. and Wuhan CBD Development & Investment Co., Ltd. (each, an “Investor”) has executed and delivered to Parent and the Company an equity commitment letter, dated as of October 21, 2016, pursuant to which, subject to the terms and conditions set forth therein, the Investors committed to purchase or cause to purchase equity securities of Parent for cash with the proceeds to be used to finance the payment of the Per Share Merger Consideration and Parent’s commitment to contribute an aggregate amount equal to $1.125 billion to the Company at such times, and on such terms, as contemplated by the merger agreement and the equity commitment letter.

The Company’s Board of Directors (the “Company Board”) has (i) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable the merger agreement and the Merger and the other transactions contemplated by the merger agreement and resolved to recommend adoption of the merger agreement to the holders of Shares and (ii) directed that the merger agreement be submitted to the holders of Shares for their adoption.

The consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the adoption of the merger agreement by the Company’s stockholders, (ii) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the receipt of requisite approvals from, and satisfaction of notification and/or registration requirements of, the National Development and Reform Commission of the PRC, Ministry of Commerce of the PRC, the State Administration of Foreign Exchange of the PRC or their respective local counterparts, as applicable (each, a “PRC Governmental Entity”), (iv) the receipt by Parent and the Company of certain other requisite regulatory and other governmental approvals, non-disapprovals or confirmations, as applicable, from Fannie Mae and Freddie Mac (as may be applicable), the Financial Industry Regulatory Authority, the Committee on Foreign Investment in the United States, certain U.S. insurance regulators in Delaware, New York, North Carolina, South Carolina, Vermont and Virginia and certain Canadian, Australian and New Zealand regulators (in each case of the foregoing clauses (ii), (iii), (iv), without the imposition of any limitation, condition or restriction that constitutes a “burdensome condition,” as described below), (v) the absence of any court or government order or other legal restraint enjoining or otherwise prohibiting the consummation of the Merger, (vi) receipt of certain regulatory approvals necessary to consummate the transfer by Genworth Life Insurance Company of its ownership of Genworth Life and Annuity Insurance Company, in whole, to an intermediate holding company (the “Unstacking”) and certain planned restructuring transactions to be consummated by the Company, (vii) that Genworth Mortgage Insurance Australia Limited (“Genworth Australia”) and Genworth MI Canada Inc. (“Genworth Canada”), which are publicly traded majority owned subsidiaries of the Company, and certain of their respective subsidiaries, abstain from certain material actions prior to the Effective Time, (x) that there shall have not been a change or the public announcement of a change in the financial strength rating assigned to Genworth Mortgage Insurance Corporation to below “BB (negative outlook)” by Standard & Poor’s Corporation that is primarily and directly attributable to the actions or inactions by the Company, its affiliates or their respective representatives that do not relate to an “excluded effect” (as defined in the merger agreement), or an adverse change in the condition (financial or otherwise) of Genworth Mortgage Insurance Corporation and its businesses not resulting from or arising out of an excluded effect, and (xi) other customary closing conditions, including (y) the accuracy of the representations and warranties of the other party contained in the merger agreement (subject to certain specified standards) and (z) the performance in all material respects by the other party of its obligations under the merger agreement. There is no financing condition to the obligation of Parent to consummate the Merger. The Merger is expected to close in the middle of 2017, subject to the closing conditions described above and contained in the merger agreement.

“Burdensome condition” is defined in the merger agreement as any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action imposed in connection with the regulatory approval process that (i) in the case of any such item that does not relate to a contribution of capital to the Company or any of its subsidiaries, would, individually or in the aggregate, (x) reasonably be expected to result in a material adverse effect on the financial condition; properties, assets and liabilities (considered together), business; or results of operation of Parent and its affiliates, taken as a whole, or a company material adverse effect (as defined in the merger agreement), or (y) reasonably be expected to materially impair the aggregate economic benefits that, as of the date of the merger agreement, Parent and its affiliates reasonably expect to derive from the consummation of the Merger and other transactions contemplated by the merger agreement; or (ii) requires any contribution of capital to the Company or any of its subsidiaries in excess of the $1.125 billion that Parent has committed to contribute to the Company in connection with the Merger (as described below) and an additional $175 million that the Company has committed to facilitate the Unstacking.

The merger agreement contains customary representations and warranties and covenants of the Company, Parent and Merger Sub. In addition to the covenants described below, these covenants include interim operating covenants that, subject to certain exceptions, (i) require the Company (and its subsidiaries) to operate in the ordinary course of business consistent with past practice in light of the Company’s previously announced initiatives and use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with, among others, governmental entities, insurance regulators, customers, suppliers, creditors, employees, contract counterparties and business associates and keep available the services of its and its subsidiaries’ present employees and agents, (ii) require the Company to continue to pursue the premium rate increases contemplated by its future rate action plan and (iii) restrict the Company’s ability to take certain actions prior to the Effective Time without Parent’s consent (which consent shall not be unreasonably withheld, delayed or conditioned). Further, the merger agreement provides that any covenants requiring Genworth Canada and Genworth Australia to take or avoid taking any action shall be deemed satisfied upon the Company’s request of Genworth Canada or Genworth Australia to take or avoid taking such specified actions and the Company is required to exercise its contractual veto and approval rights under certain Canadian and Australian agreements to which the Company is a party and which relate to operations and management of Genworth Canada and Genworth Australia, provided that such actions will not (x) require directors of those entities to take any actions that are inconsistent with their fiduciary duties, (y) require the Company to exercise any voting rights attaching to any of the voting shares of Genworth Australia, or (z) give Parent or Merger Sub the power to exercise (or control the exercise of) a right to vote attached to any of the shares in Genworth Australia or the power to dispose of (or control the exercise of) a power to dispose of, any of the shares in Genworth Australia.

The merger agreement also contains covenants that require Parent to (i) contribute an aggregate amount equal to $1.125 billion to the Company as follows: (x) on or prior to the maturity of the outstanding 6.515% senior notes of the Company due in 2018, $600 million to retire such outstanding debt obligations, (y) on or prior to the consummation of the Unstacking, $525 million to facilitate the Unstacking, and (ii) use its reasonable efforts to obtain the equity financing as provided in the equity commitment letter, maintain such letter in effect until all obligations under the letter are fully performed, consummate the transactions contemplated by that letter at or prior to the consummation of the Merger, and enforce the Investors’ funding obligations and the rights of Parent and Merger Sub under that letter to the extent necessary to fund the payments of the Per Share Merger Consideration and its contribution to the Company of an aggregate amount equal to $1.125 billion to the Company at such times, and on such terms, as contemplated by the merger agreement and the equity commitment letter.

Subject to certain exceptions with respect to unsolicited proposals, the merger agreement generally prohibits the Company, its subsidiaries and the Company’s and its subsidiaries’ respective representatives from soliciting, directly or indirectly, alternative acquisition proposals from third parties, including proposals for transactions that, if consummated (whether in a single transaction or a series of related transactions, including by way of reinsurance or otherwise), would result in a person or group acquiring (i) 10% or more of the total voting power of any class of equity securities of the Company (or of the surviving entity in a merger involving the Company or the resulting parent of the Company or such surviving entity), (ii) 10% or more of the consolidated total assets of the Company and its subsidiaries (including equity securities of any subsidiary) taken as a whole, or (iii) any assets to which 10% or more of the consolidated net revenues or consolidated net income of the Company and its subsidiaries, taken as a whole, for the year ended December 31, 2015, are attributable (an “acquisition proposal”). The merger agreement restricts the ability of the Company and its representatives to furnish non-public information to, or to participate in any discussions or negotiations with, any third party with respect to any acquisition proposal, subject to certain limited exceptions.

However, any time prior to receipt of the requisite stockholder approval, in certain circumstances and after complying with certain procedures set forth in the merger agreement, the Company Board is permitted to change its recommendation to the Company’s stockholders in response to (i) an unsolicited acquisition proposal that the Company Board has concluded in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a superior proposal (taking into account all amendments to the merger agreement proposed by Parent) or (ii) following the occurrence of an intervening event (taking into account all amendments to the merger agreement proposed by Parent), in each case, if the Company Board has concluded in good faith after consultation with the Company’s outside legal counsel and financial advisors that the failure of the Company Board to make such change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Under the merger agreement, “superior proposal” means an unsolicited acquisition proposal that would result in any third party (or its equity owners) becoming the beneficial owner (or owners), directly or indirectly, of (i) assets (x) that are more than 80% of the consolidated total assets (including equity securities of any subsidiary of the Company) of the Company and its subsidiaries, taken as a whole, and (y) to which 80% or more of the consolidated net revenues or consolidated net income of the Company and its subsidiaries, taken as a whole, are attributable or (ii) more than 80% of the total voting power or number of outstanding Shares (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) that the Company Board has determined in good faith judgment, after consultation with its outside financial advisors and outside counsel and taking into account legal, financial, regulatory and other aspects of the proposal and of the merger agreement (including any proposal by Parent to amend the terms of the merger agreement) as the Company Board considers to be appropriate, (x) would result in a transaction that, if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Merger, and (y) is reasonably capable of being consummated on the terms so proposed.

In addition, at any time prior to the receipt of the requisite stockholder approval, in certain circumstances and after following certain procedures set forth in the merger agreement, the Company Board may terminate the merger agreement in connection with an unsolicited acquisition proposal that the Company Board has concluded in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a superior proposal (taking into account all amendments to the merger agreement proposed by Parent) and with respect to which the Company enters into a definitive written agreement concurrently with, or immediately after, the termination of the merger agreement, if the Company, as a condition to such termination, pays to Parent the termination fee (described below). The merger agreement contains certain other termination rights for both the Parent and the Company, including the ability of either Parent or the Company (subject to certain exceptions) to terminate the merger agreement by mutual consent or if (i) the Merger is not consummated prior to August 31, 2017 (as such date may be extended pursuant to the merger agreement, the “End Date”), (ii) the Company’s stockholders do not approve the merger agreement at the stockholders’ meeting at which such adoption is considered, or (iii) a governmental authority issues an order, imposes some other legal restraint, or takes any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger. Additionally, Parent may terminate the merger agreement if the Company Board has effected a change in recommendation, or if the Company materially breaches its obligation to deposit the Parent Escrow Amount (described below) into the escrow account within 2 business days after it has received notice from Parent instructing the Company to do the same and remains in material breach of such obligation on the date of the termination. Further, each of the Company and Parent, as applicable, may terminate the merger agreement if the other party breaches any of its covenants or agreements or if any of its representations and warranties becomes inaccurate such that the other party’s closing conditions would not be satisfied and such breach or failure is not curable or is not cured prior to the End Date (or 30 days after notice of such breach or failure is given to the non-breaching party, if earlier).

In connection with the termination of the merger agreement, the Company may be required to pay Parent a termination fee of $105 million if (a) the merger agreement is terminated because the Company Board effects an adverse change of recommendation (including in the event of a superior proposal as described above), (b) Parent terminates the merger agreement because the Company willfully or intentionally breaches any of the solicitation restrictions or its covenants related to the Company’s stockholders meeting or regulatory filings and approvals in a manner that gives rise to the breach or failure of any conditions to Parent’s obligation to consummate the merger, or (c) either Parent or the Company, as applicable, terminates the merger agreement if (x) the Merger is not consummated by the End Date and the stockholders meeting to approve the merger agreement has not yet been held prior to such termination or (y) the Company’s stockholders fail to adopt the merger agreement at the stockholders’ meeting at which such adoption is considered and, in the case of each of (x) and (y), prior to such termination, an acquisition proposal was made known to the Company, the Company Board, any committee of the Company Board, or Company’s senior management, or was publicly proposed or disclosed to the Company’s stockholders after the date of the merger agreement, and was not withdrawn or rejected by the Company Board, and within twelve months after such termination, the Company enters into a definitive agreement or consummates an acquisition proposal (substituting “50%” for “10%” in all instances in which it appears in the definition of “acquisition proposal”).

In addition, Parent may be required to pay the Company a termination fee of $210 million in the event that the merger agreement is terminated (a) by either Parent or the Company if the Merger is not consummated prior to the End Date and all conditions to closing have been satisfied or waived or are then capable of being satisfied other than the condition that Parent shall have received all required approvals from the governmental entities in the PRC, Hong Kong, Macau, or Taiwan, (b) by either Parent or the Company because any governmental entity in the PRC, Hong Kong, Macau, or Taiwan issues an order, imposes any other legal restraint, or takes any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or (c) by the Company because Parent is in material breach of the merger agreement.

In connection with the execution of the merger agreement, the Company and Parent have entered into an agreement (the “escrow deposit agreement”) pursuant to which Parent has paid to the Company a cash amount of $210 million and the Company has agreed to hold and invest such amount in accordance with the terms of the escrow deposit agreement. Under the terms of the merger agreement and the escrow deposit agreement, following the opening of an escrow account, the Company is required to deposit into the escrow account all amounts held pursuant to the escrow deposit agreement and any earnings or interest on such amount (the “Parent Escrow Amount”), which amount will be used as collateral and security for the payment of, among other things, the termination fee by Parent (described above).

The merger agreement provides that all disputes between or among the parties with respect to the merger agreement and other ancillary agreements (including the equity commitment letter and the escrow deposit agreement) will be resolved through binding arbitration under the Delaware Rapid Arbitration Act.

The foregoing description of the merger agreement and the transactions contemplated thereby does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the merger agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference. The representations and warranties contained in the merger agreement were made only for the purposes of the merger agreement as of specific dates, are solely for the benefit of the parties, and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to investors or stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the merger agreement and should not be relied upon as a disclosure of factual information relating to the Company or Parent. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures.

The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties and the Merger that is or will be contained in, or incorporated by reference into, the proxy statement that the Company intends to file in connection with the Merger with, and the other documents that the parties will file with or furnish to, the Securities and Exchange Commission (the “SEC”).

Item 8.01 Other Events

On October 23, 2016, the Company issued a press release (the “Press Release”) announcing the execution of the merger agreement. The Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, Genworth Financial, Inc. (Genworth) intends to file a proxy statement with the SEC in connection with the solicitation of proxies for a special meeting to be called at a future date. Promptly after filing its proxy statement in definitive form with the SEC, Genworth will mail such definitive proxy statement when available to each stockholder of Genworth entitled to vote. Genworth stockholders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents which Genworth will file with the SEC when they become available, because they will contain important information about the proposed transaction and related matters. Stockholders will also be able to obtain copies of the proxy statement, without charge, when available, at the SEC’s website at www.sec.gov or by contacting the investor relations department of Genworth at the following:

David Rosenbaum, 804 662.2643

david.rosenbaum@genworth.com

Participants in the Solicitation

Genworth and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Genworth’s stockholders in connection with the proposed transaction. Genworth’s stockholders may obtain, without charge, more detailed information regarding such interested participants in Genworth’s Annual Report on Form 10-K filed with the SEC on February 26, 2016, its proxy statement filed with the SEC on April 1, 2016, and any Statements of Changes in Beneficial Ownership on Form 4 of such participants, filed with the SEC. Additional information will be available in the proxy statement when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements and factors that may cause such a difference include, but are not limited to, risks and uncertainties related to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Genworth’s business and the price of Genworth’s common stock; (ii) the ability of the parties to obtain stockholder and regulatory approvals, or the possibility that they may delay the transaction or that materially burdensome or adverse regulatory conditions may be imposed in connection with any such regulatory approvals; (iii) the risk that a condition to closing of the transaction may not be satisfied; (iv) potential legal proceedings that may be instituted against Genworth following announcement of the transaction; (v) the risk that the proposed transaction disrupts Genworth’s current plans and operations as a result of the announcement and consummation of the transaction; (vi) potential adverse reactions or changes to Genworth’s business relationships with clients, employees, suppliers or other parties or other business uncertainties resulting from the announcement of the transaction or during the pendency of the transaction, including but not limited to such changes that could affect Genworth’s financial performance; (vii) certain restrictions during the pendency of the transaction that may impact Genworth’s ability to pursue certain business opportunities or strategic transactions; (viii) continued availability of capital and financing to Genworth before the consummation of the transaction; (ix) further rating agency actions and downgrades in Genworth’s financial strength ratings; (x) changes in applicable laws or regulations; (xi) Genworth’s ability to recognize the anticipated benefits of the transaction; (xii) the amount of the costs, fees, expenses and other charges related to the transaction; (xiii) the risks related to diverting management’s attention from the Company’s ongoing business operations; (xiv) the impact of changes in interest rates and political instability; and (xv) other risks and uncertainties described in Genworth’s Annual Report on Form 10-K, filed with the SEC on February 26, 2016. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Genworth’s consolidated financial condition, results of operations, credit rating or liquidity. Accordingly, forward-looking statements should not be relied upon as representing Genworth’s views as of any subsequent date, and Genworth does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Item 9.01 Financial Statements and Exhibits.

The following materials are furnished as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated October 21, 2016, by and among the Company, Parent and Merger Sub.

99.1	Press Release issued by the Company, dated October 23, 2016.

*	Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2016	GENWORTH FINANCIAL, INC.

	By:	/s/ Ward E. Bobitz
Ward E. Bobitz
Executive Vice President and General Counsel